Exhibit 99.4

, 2025

TechCreate Group Limited

336 Smith Street, #06-303, New Bridge Centre

Singapore 050336

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of TechCreate Group Limited (the “Company”) filed on December 18, 2024 and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Masayuki Tagai
Name:	Masayuki Tagai